Federal Home Loan Bank of Des Moines
Announcements

FHLB Des Moines Approves First Quarter 2013 Dividend

On May 10, 2013, the FHLB Des Moines Board of Directors approved a first quarter 2013 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for the FHLB Des Moines on both subclasses of capital stock outstanding was 2.59 percent; however, the effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the first quarter.

These dividends will total $12.9 million, which represents 47 percent of net income for the first quarter, and are expected to be paid on May 15, 2013. Average three-month LIBOR and average Federal funds rates for the first quarter 2013 were 0.29 percent and 0.14 percent, respectively.

On May 10, 2013, the Bank also filed its First Quarter 2013 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 29, 2013.

Additional financial information is provided in the Bank's First Quarter 2013 Form 10-Q available at www.fhlbdm.com or www.sec.gov.